Safe Harbor Statement Under the Private Securities
Litigation Reform Act of 1995


     From time to time, Crossmann Communities, Inc. (the "Company") may publish forward- looking statements relating to such matters as anticipated financial performance, business prospects,new product lines, entry into new markets and similar matters. These statements may also be made from time to time by Company spokespersons. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Such statements are usually identified by the use of words or phrases such as:
"may," "will," "believe," "anticipate," "expect," "estimate," "plan," "could," "intend," and "continue." Such statements reflect the current expectations and assumptions of Company management. Because forward-looking statements involve estimates, assumptions, and uncertainties, the Company's actual results could differ materially. In order to comply with the terms of the safe harbor, the Company is hereby filing cautionary statements identifying important factors that could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements.

     The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include the following:

     (1) General economic factors over which the Company has no control, including changes in employment levels, inflation, interest rates, availability of financing, consumer confidence and housing demand.

     (2) Any reduction in the scope or funding of financing programs for first-time home buyers sponsored by the Federal Housing Administration and the Veterans Administration.

     (3) Adverse general economic conditions in any of the markets in which the Company operates.

     (4) The difficulties and uncertainties inherent in expansion into new geographic areas.

     (5) Ability to locate suitable acquisition candidates and to successfully integrate and manage operations in new markets.

     (6)  Adverse weather conditions which may cause delays and slower sales.

     (7) Competition in the homebuilding industry.

     (8)  Availability and cost of materials and labor.

     (9) Ability to locate and acquire suitable undeveloped land and developed lots at competitive prices.

     (10) Local, state and federal statutes, ordinances, rules and regulations concerning zoning, resource protection, building design, construction, density requirements and similar matters.

     (11) Internal factors such as retention of key employees, change in business strategies and the impact of restructuring and business combinations.

     (12) Changes in financial markets affecting the Company's financial structure and the company's cost of capital and borrowed money.

     (13) Control relationships and anti-takeover provisions which could preclude or make it more difficult to effect an acquisition of the Company.

     Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward- looking statement. The Company does not intend to update forward-looking statements.